UNIT OF MAXXAM INC. TO OFFER NOTES

          HOUSTON, Texas, June 18, 1998 -- MAXXAM Inc. announced plans to refinance the existing debt of its wholly owned forest products operations with an offering of three new classes of timber collateralized notes by a new subsidiary, Scotia Pacific Company LLC.

          The three new classes aggregate an estimated $860 million principal amount and are expected to be rated investment grade. The final size and maturity of each class will be determined after a marketing period and will be based upon then-existing market conditions.

          The new subsidiary will be the successor by merger to Scotia Pacific Holding Company (a wholly owned subsidiary of The Pacific Lumber Company) and will also receive certain additional timberlands and timber harvesting rights from Pacific Lumber in connection with the offering.

          The proceeds of the new timber notes would be used to retire (i) all the outstanding $309.2 million principal amount of the 7.95% Timber Collateralized Notes of Scotia Pacific Holding Company, (ii) all the outstanding $235.0 million principal amount of the 10 1/2% Senior Notes of Pacific Lumber, and (iii) all the outstanding $225.7 million aggregate principal amount of the 11 1/4% Senior Secured Notes and the 12 1/4% Senior Secured Discount Notes of MAXXAM Group Inc. (MGI), and to pay a dividend of approximately $15 million to MGI's parent, MAXXAM Group Holdings Inc.
(MGHI).

          Consummation of the offering is a condition to, and is conditioned upon, the successful completion of a related consent solicitation to be made to the holders of MGHI's 12% Senior Secured Notes.

          The new timber notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          MAXXAM (ASE:MXM) operates primarily in three areas: aluminum, forest products, and real estate.